                      MANAGEMENT AGREEMENT
                             between
                     THE ALLIANCE FUND, INC.
                               and
                ALLIANCE CAPITAL MANAGEMENT L.P.


         MANAGEMENT AGREEMENT, made this 20th day of April, 1993

between THE ALLIANCE FUND, INC., a Maryland corporation

(hereinafter called the "Investment Corporation"), and ALLIANCE

CAPITAL MANAGEMENT L.P., a Delaware corporation (hereinafter called the "Manager").

         WHEREAS, the Investment Corporation has been organized

for the purpose of investing its funds in chemical, government and other permitted securities and desires to avail itself of the experience, sources of information, advice, assistance and

facilities available to the Manager and to have the Manager

perform for it various management, statistical, accounting and clerical services; and the Manager is willing to furnish such advice, facilities and services on the terms and conditions

hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and

mutual covenants herein contained, it is agreed as follows:

         1.   The Investment Corporation hereby employs the

Manager to manage the investment and reinvestment of the assets of the Investment Corporation and to administer its affairs, subject to the overall supervision of the Board of Directors of the

Investment Corporation for the period and on the terms as set forth herein. The Manager hereby accepts such employment and agrees during such period, at its expense, to render the services and to assume the obligations as set forth herein for the

compensation provided herein.

         2.   The Manager will recommend from time to time to the

Board of Directors or a committee thereof a general investment program and, subject to the overall supervision of the Board of

Directors of the Investment Corporation, will manage the

investment and reinvestment of the assets of the Investment

Corporation.  Such general investment program and the

implementation thereof will be in accordance with the policies and restrictions set forth in the Investment Corporation's

Registration Statement under the Investment Company Act of 1940 and its Prospectus which is part of such Registration Statement under the Securities Act of 1933, and such other policies as may from time to time be adopted by the Board of Directors.

         3.   The Manager will administer the Investment

Corporation's corporate affairs, subject to the overall

supervision of the Board of Directors of the Investment

Corporation and, in connection therewith, shall furnish the

Investment Corporation with an office, and with ordinary clerical and bookkeeping services at such office, and shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Investment Corporation, to serve in the capacities in which they are elected.  All services to be furnished by the Manager under this Agreement may be




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

furnished through the medium of any such directors, officers or employees of the Manager.

         In connection with the administration of the corporate

affairs of the Investment Corporation, the Manager will bear all of the following expenses:

              (i)  the salaries and expenses of all personnel,

         except the fees and expenses of directors who are not

         affiliated persons of the manager, and

              (ii) all expenses incurred by the Manager or by the

         Investment Corporation in connection with the management

         of the investment and reinvestment of the assets of the

         Investment Corporation and in the ordinary course of the

         administration of the corporate affairs of the Investment

         Corporation, other than those specifically assumed by the

         Investment Corporation herein.

Except as otherwise expressly provided above, the Investment

Corporation assumes and will pay expenses of the Investment

Corporation, including without limitation:

              (a)  the fees and expenses of directors who are not

         affiliated persons of the Manager,

              (b)  the fees and expenses of the custodian which

         relate to (i) the custodial function and the record-

         keeping connection therewith, (ii) the providing of

         records to the Manager useful to the Manager in

         connection with the Manager's obligation to maintain the




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

         required accounting records of the Investment

         Corporation, (iii) the pricing of the shares of the

         Investment Corporation, and (iv) for mail orders, the

         cashiering function in connection with the issuance and

         redemption of the Investment Corporation's securities,

              (c)  the fees and expenses of the Investment

         Corporation's transfer agent or shareholder servicing

         agent, which may be the custodian, which relate to

         (i) maintenance of each shareholder account, including

         all transactions in that account from regular corporate

         transactions or in accordance with various investment or

         withdrawal plans provided by the Investment corporation,

         (ii) providing information with respect to dealers, if

         any, who participated in the sale of Investment

         Corporation shares, and (iii) providing information

         necessary in computing the amount available for a

         shareholder's privilege to purchase other funds managed

         by the Manager or any affiliated persons of the Manager,

              (d)  the cost of personnel, who may be employees of

         the Manager or its affiliates, rendering to the

         Investment Company such clerical, accounting and other

         services as the Investment Company may from time to time

         request of the Manager; provided, that all time devoted

         to the investment or reinvestment of the portfolio assets






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

         of the Investment Company shall be for the account of the

         Manager,

              (e)  the charges and expenses of auditors,

              (f)  brokers' commissions and any issue or transfer

         taxes chargeable to the Investment Corporation in

         connection with its securities transactions,

              (g)  all taxes and corporate fees payable by the

         Investment Corporation to federal, state or other

         governmental agencies,

              (h)  the allocated portion of the fees of any trade

         association of which the Investment Corporation may be a

         member,

              (i)  the cost of stock certificates representing

         shares of the Investment Corporation,

              (j)  the fees and expenses involved in registering

         and maintaining registrations of the Investment

         Corporation and of its shares with the Securities and

         Exchange Commission and with State regulatory

         authorities,

              (k)  all expenses of shareholders' and directors'

         meetings and of preparing and printing reports to

         shareholders in the amount necessary for distribution to

         the shareholders, and

              (l)  the charges and expenses of legal counsel for

         the Investment Corporation in connection with legal




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

         matters relating to the Investment Corporation, including

         without limitation, legal services rendered in connection

         with the Investment Corporation's corporate existence,

         corporate and financial structure and relations with its

         shareholders, and registration and qualifications of

         securities under federal law, and litigation.

         4.   With respect to the Investment Corporation's

portfolio securities, the Manager shall purchase such securities from or through and sell such securities to or through such

persons, brokers or dealers as it shall deem appropriate.  In placing orders for such purchases and sales which are being placed with brokers and dealers in accordance with a policy of seeking

"best execution" of such orders, it is recognized that the Manager may give consideration to the relationships of the Manager or its parent with brokers or dealers and to research, statistical and other services furnished by brokers or dealers to the Manager or its parent for their use.  No security transactions shall be executed through any broker-dealer affiliated with the Manager without the specific approval of a majority of the directors of the Investment Corporation who are not affiliated persons of the

Manager.

         Notwithstanding the above paragraph, it is understood

that it is desirable for the Manager to have access to

supplemental research and security and economic analysis provided by brokers and of use to the Investment Corporation, even though




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such access may require the allocation of brokerage business to brokers who execute brokerage transactions at higher rates to the

Investment Corporation than may be available from other brokers who are providing only execution service.  Similarly it is

important to the Investment Corporation for the Manager to have good business relationships with broker-dealers who, in the

Manager's judgement, are important block traders, or have special knowledge of potential buyers and sellers of substantial blocks of, or who are important dealers in, securities which the

Investment Corporation may wish to buy or sell.  Therefore, the

Manager is authorized to place orders for the purchase and sale of the Investment Corporation's securities with such brokers, subject to the review by the Board of Directors from time to time with respect to the extent and continuation of this policy.  It is understood that the services provided by such brokers may also be useful to the Manager or its parent in connection with service to other clients.

         The Board of Directors may authorize the payment by the

Investment Corporation of additional compensation to others for consulting services, supplemental research and security and

economic analysis.  Such authorization may be on the Board's own initiative or based on recommendations by the Manager.  The Board may also determine to the extent permitted by generally accepted accounting principles that such payment may be charged to

principal or income of the Investment Corporation as they deem




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

appropriate depending on the purpose of such charges and the extent to which such services replace brokerage information which was previously paid for by brokerage commissions.

         5.   No director, officer or employee of the Investment

Corporation shall receive from the Investment Corporation any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of the Manager.  This paragraph shall not apply to consultants and other persons who are not regular members of the Manager's staff.

         6.   In consideration of the foregoing the Investment

Corporation will pay the Manager a monthly fee at an annualized rate of .75% of the first $500 million of the Investment Company's average daily net assets, .65% of the excess over $500 million of such net assets up to $1 billion and .55% of the excess over $1 billion of such net assets.  Such fee shall be payable in arrears on the last day of each calendar month for services performed hereunder during such month.  If this agreement terminates prior to the end of a month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.

         7.   The Manager assumes no responsibility under this

Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the

Board of Director of the Investment Corporation in following or declining to follow any advice or recommendations of the Manager.




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         8.   (a) Nothing in this Agreement shall limit or

restrict the right of any director, officer or employee of the

Manager who may also be a director, officer or employee of the

Investment Corporation to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar nature or a

dissimilar nature, nor to limit or restrict the right of the

Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or

association.

              (b) You will notify us of any change in the general

partners of your partnership within a reasonable time after such change.

         9.   As used in this Agreement, the terms "security",

"chemical security", "government security", other "permitted security" and "net assets", defined in Article Eighth of the

Articles of Incorporation of the Investment Corporation, shall have the meanings ascribed to them herein, and the terms

"assignment" and "majority of the outstanding voting securities"

shall have the meanings given to them by Section 2(a)(4) and

2(a)(42), respectively, of the Investment Company Act of 1940.

         10.  This Agreement shall terminate automatically in the

event of its assignment.

         11.  This Agreement may be terminated at any time,

without the payment of any penalty, (a) by the Board of Directors




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

of the Investment Corporation or by vote of a majority of the outstanding voting securities of the Investment Corporation by written notice given not less than 60 days prior to the

termination date addressed to the Manager at its principal place of business and (b) by the Manager on any January 1, commencing

January 1, 1994, by written notice given not less than sixty days prior to such January 1 addressed to the Investment Corporation at its principal place of business.

         12.  This Agreement shall be submitted for approval to

the Board of Directors of the Investment Corporation annually.

This Agreement shall continue in effect only so long as its

continuance is specifically approved annually by the Board of

Directors of the Investment Corporation or by vote of a majority of the outstanding voting securities of the Investment Corporation and, in either case, by vote of a majority of those directors who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

         13.  This Management Agreement shall become effective on

the date hereof.












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         I

Agreement to be executed by their officers "hereunto duly

authorized.

                             THE ALLIANCE FUND, INC.


                             /s/ David H. Dievler
                             _________________________
                             David H. Dievler
                             Chairman

(Corporate Seal)

Attest:


By /s/
   __________________________
         Secretary

                             ALLIANCE CAPITAL MANAGEMENT L.P.

                             By Alliance Capital Management
                             Corporation, General Partner


                             /s/ John D. Carifa
                             ___________________________
                             John D. Carifa
                             Executive Vice President
(Corporate Seal)

Attest:


By /s/
   __________________________
      Assistant Secretary












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00250430.AN6